SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                             ----------------

                                SCHEDULE 13D
                               (RULE 13d-101)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                             (AMENDMENT NO. 1)


                       CAPSTEAD MORTGAGE CORPORATION
          -------------------------------------------------------
                              (NAME OF ISSUER)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
          -------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                14067E 10 0
          -------------------------------------------------------
                               (CUSIP NUMBER)

                             Randal A. Nardone
                   Chief Operating Officer and Secretary
                    Fortress Registered Investment Trust
                        1301 Avenue of the Americas
                          New York, New York 10019
                               (212) 798-6100
          --------------------------------------------------------
               (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
             AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  COPY TO:

                             J. Gregory Milmoe
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                       New York, New York 10036-6522
                               (212) 735-3000

                              January 12, 2000
          -------------------------------------------------------
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box |_| .





CUSIP NO. 14067 10 0                   13D
----------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      FORTRESS CAP LLC (I.R.S. EMPLOYER IDENTIFICATION NUMBER [     ])
----------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
      NOT APPLICABLE                                                 (b) |_|
----------------------------------------------------------------------------
  3   SEC USE ONLY

----------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      NOT APPLICABLE
----------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUAN TO
      ITEM 2(d) or 2(e)                                               |_|
----------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
----------------------------------------------------------------------------
  NUMBER OF                7     SOLE VOTING POWER       - 0 -
   SHARES                  -------------------------------------------------
BENEFICIALLY               8     SHARED VOTING POWER     - 10,756,000 -
  OWNED BY                 -------------------------------------------------
    EACH                   9     SOLE DISPOSITIVE POWER  - 0  -
  REPORTING                -------------------------------------------------
 PERSON WITH               10    SHARED DISPOSITIVE POWER- 10,756,000 -
----------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -10,756,000 -
----------------------------------------------------------------------------
 12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN S|_|ES NOT APPLICABLE
----------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      19.05% (BASED ON 45,719,023 SHARES OF COMMON STOCK OUTSTANDING AS OF JANUARY 20, 2000 AND ASSUMING CONVERSION OF THE PREFERRED STOCK BENEFICIALLY OWNED BY THE REPORTING PERSON)
----------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON
      OO
----------------------------------------------------------------------------





CUSIP NO. 14067 10 0                   13D            PAGE 3 OF 10 PAGES
-------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      FORTRESS REGISTERED INVESTMENT TRUST (I.R.S. EMPLOYER
      IDENTIFICATION NUMBER                               [   ])
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
      NOT APPLICABLE                                                 (b) |_|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      WC
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(d) or 2(e)                                                  |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-------------------------------------------------------------------------------

  NUMBER OF      7     SOLE VOTING POWER       - 0 -
   SHARES
BENEFICIALLY     8     SHARED VOTING POWER     - 10,756,000 -
  OWNED BY
    EACH         9     SOLE DISPOSITIVE POWER  - 0  -
  REPORTING
 PERSON WITH
                 10    SHARED DISPOSITIVE POWER- 10,756,000 -
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -10,756,000 -
-------------------------------------------------------------------------------
 12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_| NOT APPLICABLE
-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      19.05% (BASED ON 45,719,023 SHARES OF COMMON STOCK OUTSTANDING AS OF JANUARY 20, 2000 AND ASSUMING CONVERSION OF THE PREFERRED STOCK BENEFICIALLY OWNED BY THE REPORTING PERSON)
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------



CUSIP NO. 14067 10 0                   13D            PAGE  4 OF 10 PAGES
-------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      FORTRESS INVESTMENT FUND LLC    (I.R.S. EMPLOYER IDENTIFICATION
      NUMBER                                               [   ])
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
      NOT APPLICABLE                                                  (b) |_|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      NOT APPLICABLE
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                 |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-------------------------------------------------------------------------------

  NUMBER OF      7     SOLE VOTING POWER       - 0 -
   SHARES
BENEFICIALLY     8     SHARED VOTING POWER     - 10,756,000 -
  OWNED BY
    EACH         9     SOLE DISPOSITIVE POWER  - 0  -
  REPORTING
 PERSON WITH
                 10    SHARED DISPOSITIVE POWER- 10,756,000 -
----------------------------------------------------------------------------

 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -10,756,000 -
----------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      NOT APPLICABLE
----------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      19.05% (BASED ON 45,719,023 SHARES OF COMMON STOCK OUTSTANDING AS OF JANUARY 20, 2000 AND ASSUMING CONVERSION OF THE PREFERRED STOCK BENEFICIALLY OWNED BY THE REPORTING PERSON)
----------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------




CUSIP NO. 14067 10 0                   13D            PAGE  5 OF 10 PAGES
-------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      FORTRESS PRINCIPAL INVESTMENT HOLDINGS LLC (I.R.S. EMPLOYER
      IDENTIFICATION  NUMBER [   ])
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
      NOT APPLICABLE                                                  (b) |_|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      NOT APPLICABLE
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
-------------------------------------------------------------------------------

  NUMBER OF      7     SOLE VOTING POWER       - 0 -
   SHARES
BENEFICIALLY     8     SHARED VOTING POWER     - 10,756,000 -
  OWNED BY
    EACH         9     SOLE DISPOSITIVE POWER  - 0  -
  REPORTING
 PERSON WITH
                 10    SHARED DISPOSITIVE POWER- 10,756,000 -
----------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      -10,756,000 -
----------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN S|_|ES NOT APPLICABLE
----------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      19.05% (BASED ON 45,719,023 SHARES OF COMMON STOCK OUTSTANDING AS OF JANUARY 20, 2000 AND ASSUMING CONVERSION OF THE PREFERRED STOCK BENEFICIALLY OWNED BY THE REPORTING PERSON)
----------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON
      OO
----------------------------------------------------------------------------


      This Amendment No. 1 (this "Amendment") to the Statement on Schedule 13D dated January 24, 2000 (the "Schedule 13D") filed by Fortress Cap LLC, a Delaware limited liability company ("Cap LLC"), Fortress Registered Investment Trust, a Delaware business trust ("Fortress Trust"), Fortress Investment Fund LLC, a Delaware limited liability company ("Fortress Fund") and Fortress Principal Investment Holdings LLC, a Delaware limited liability company ("FPIH"), relates to the common stock, par value $.01 per share (the "Common Stock"), of Capstead Mortgage Corporation, a Maryland corporation (the "Issuer"). This Amendment is filed jointly by Cap LLC, Fortress Trust, Fortress Fund and FPIH. All capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule 13D.


Annex A to the Schedule 13D is hereby amended by adding the following:


                      TRUSTEES OF FORTRESS REGISTERED
                              INVESTMENT TRUST
      The name, principal occupation and principal business address of each of the members of Fortress Registered Investment Trust are listed below.

          NAME              PRINCIPAL OCCUPATION               PRINCIPAL BUSINESS ADDRESS
------------------------------------------------------------------------------------------------------
Wesley R. Edens          Chief Executive Officer and          Fortress Principal Investment
                         Chairman of the Board of             Holdings, LLC, Inc.
                         Directors of Fortress Investment     1301 Avenue of the Americas,
                         Corp.                                42nd Floor
                                                              New York, NY 10019

Randal A. Nardone        Chief Operating Officer and          Fortress Principal Investment
                         Secretary of Fortress Investment     Holdings, LLC, Inc.
                         Corp.                                1301 Avenue of the Americas,
                                                              42nd Floor
                                                              New York, NY 10019

Brian S. Abrams          Portfolio Manager -Venture           DuPont Pension Fund Investment
                         Investments, DuPont Pension          One Righter Pkwy, Suite 3200
                         Fund Investment                      Wilmington, DE 19803

John C. Deterding        Owner, Deterding Associates          Deterding Associates
                                                              107 North Waterview
                                                              Richardson, TX 75080

Robert H. Gidel          Managing Partner, Liberty Realty     Liberty Realty Partners
                         Partners                             2626 Cole Avenue, Suite 700
                                                              Dallas, TX 75204

Dennis Porterfield       Retired                              321 Race Track Road
                                                              Ho-Ho-Kus, NJ 07423

Ashu Rajbhandari         Senior Investment Officer -          Washington State Investment
                         Private Equity, Washington State     Board
                         Investment Board                     2424 Heritage Court SW
                                                              Olympia, WA 98504

John C. Sites Jr.        General Partner, Daystar Partners    Daystar Partners
                                                              411 Theodore Fremd Avenue
                                                              Suite 100
                                                              Rye, NY 10580

----------------



                                 SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 22, 2000


                                   FORTRESS REGISTERED
                                   INVESTMENT TRUST


                             By:  /s/ Randal A. Nardone
                                  -----------------------------------------
                                  Randal A. Nardone
                                  as Secretary and Chief Operating Officer



                                 SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 22, 2000


                                  FORTRESS CAP LLC


                             By: /s/ Randal A. Nardone
                                ----------------------------------------------
                                  Randal A. Nardone
                                  as Secretary and Chief Operating Officer
                                     of Fortress Registered Investment Trust,
                                     sole member of Fortress Cap LLC



                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 22, 2000


                            FORTRESS INVESTMENT FUND, LLC


                             By: /s/ Randal A. Nardone
                                 ---------------------------------------
                                  Randal A. Nardone
                                  as Chief Operating Officer and Secretary of
                                  Fortress Fund MM, LLC, managing member
                                  of Fortress Investment Fund, LLC




                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 22, 2000


                                    FORTRESS PRINCIPAL INVESTMENT
                                    HOLDINGS LLC

                                    By:/s/ Randal A. Nardone
                                       ----------------------------------
                                         Randal A. Nardone
                                         as Secretary